Exhibit 99.1

For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: Carla Kneipp Phone 713.207.6500

For Immediate Release	Page 1 of 6

CENTERPOINT ENERGY REPORTS FOURTH QUARTER AND

FULL YEAR 2014 EARNINGS

•	Strong financial and operational performance

•	Customer growth continues: nearly 55,000 new metered electric customers and 36,000 new gas customers

•	2014 utility operations capital spending up 14% versus 2013

Houston, TX – February 26, 2015 - CenterPoint Energy, Inc. (NYSE: CNP) today reported net income of $176 million, or $0.41 per diluted share, for the fourth quarter of 2014, which included a tax benefit of $0.07 per diluted share, compared to $113 million, or $0.26 per diluted share the previous year. Operating income for the fourth quarter of 2014 was $221 million, compared to $211 million in the prior year. CenterPoint Energy reports its investment in midstream operations as equity income rather than operating income. Midstream Investments equity income for the fourth quarter of 2014 was $67 million, compared to $66 million in the prior year.

For the year ended December 31, 2014, net income was $611 million, or $1.42 per diluted share, including the tax benefit referenced above. For the year ended December 31, 2013, net income was $311 million, or $0.72 per diluted share. The results for 2013 include two unusual items related to the formation of the midstream partnership: (i) a $225 million non-cash deferred tax charge and (ii) $13 million of pre-tax partnership formation expenses. Excluding the effects of these unusual items, net income for 2013 would have been $544 million, or $1.26 per diluted share.

Operating income for the year ended December 31, 2014, was $935 million. As a result of the May 1, 2013, formation of Enable Midstream Partners, operating income for full year 2014 is not comparable to prior results.

“I am very pleased with our performance in 2014. Our Utility Operations delivered solid results, with a particularly strong financial performance from Gas Operations. Enable Midstream performed well in their first full year of operations delivering financial results in line with our expectations,” said Scott M. Prochazka, president and chief executive officer of CenterPoint Energy. “We will continue to execute our utility strategy focused on organic capital investment in support of enhanced system reliability, ongoing system maintenance and upgrades, and continued growth in our service territories. This investment, along with timely recovery, will position us well for future utility operations earnings growth. Further, we remain confident in Enable Midstream’s ability to execute their business plan and continue to pursue growth opportunities in a lower energy commodity price environment.”

-more-

Electric Transmission & Distribution

The electric transmission & distribution segment reported operating income of $113 million for the fourth quarter of 2014, consisting of $85 million from the regulated electric transmission & distribution utility operations (TDU) and $28 million related to securitization bonds. Operating income for the fourth quarter of 2013 was $119 million, consisting of $87 million from the TDU and $32 million related to securitization bonds.

Fourth quarter operating income for the TDU benefited from continued strong customer growth, as well as a higher energy efficiency performance bonus, equity return primarily related to true-up proceeds and net transmission related revenue. These increases were more than offset by higher operation and maintenance expenses, decreased usage due to milder weather and lower right-of-way revenue.

Operating income for the year ended December 31, 2014, was $595 million, consisting of $477 million from the TDU and $118 million related to securitization bonds. Operating income for the same period of 2013 was $607 million, consisting of $474 million from the TDU and $133 million related to securitization bonds.

Full year 2014 operating income for the TDU benefited from revenue increases associated with the growth of nearly 55,000 metered customers, as well as a higher energy efficiency performance bonus and equity return primarily related to true-up proceeds. These increases were partially offset by milder weather, as well as higher operation and maintenance expenses, and depreciation.

Natural Gas Distribution

The natural gas distribution segment reported operating income of $103 million for the fourth quarter of 2014, compared to $94 million for the same period of 2013. Operating income benefited from rate changes and increased economic activity across its footprint as well as a higher conservation improvement performance bonus. These increases were partially offset by higher operation and maintenance expenses, depreciation and other taxes.

Operating income for the year ended December 31, 2014, was $287 million, compared to $263 million for the same period of 2013. Operating income benefited from colder weather compared to the previous year as well as rate changes and increased economic activity across its footprint, including growth of nearly 36,000 customers. Increases in operation and maintenance expenses as well as depreciation and other taxes partially offset these improvements.

Energy Services

The energy services segment reported operating income of $9 million for the fourth quarter of 2014, compared to $1 million for the same period of 2013. Fourth quarter operating income for 2014 included a mark-to-market accounting gain of $6 million, compared to a charge of $9 million for the same period of 2013.

-more-

Operating income for the year ended December 31, 2014, was $52 million, compared to $13 million for the same period of 2013. Operating income for the year ended December 31, 2014, included a mark-to-market accounting gain of $29 million, compared to a charge of $2 million for the same period of 2013. The increase in operating income was primarily due to improved margins resulting from optimization of existing gas transportation assets, reduced fixed costs and increased throughput and price volatility due to colder weather.

Other Operations

The other operations segment reported an operating loss of $4 million for the fourth quarter of 2014, compared to an operating loss of $3 million for the same period of 2013. The results for the fourth quarter 2014 included a pension curtailment loss associated with the transfer of seconded employees to Enable Midstream Partners. For the year ended December 31, 2014, this segment reported operating income of $1 million, compared to an operating loss of $18 million for the same period of 2013. The results for 2013 included one-time expenses associated with the formation of Enable Midstream as well as higher property taxes.

Interstate Pipelines/ Field Services

In May 2013, the company contributed substantially all of its midstream assets to Enable Midstream Partners. For the year ended December 31, 2014, this segment reported no operating income. Prior to the formation of Enable Midstream on May 1, 2013, the interstate pipelines segment reported operating income of $72 million and equity earnings of $7 million from its 50 percent interest in the Southeast Supply Header (SESH) and the field services segment reported operating income of $73 million during 2013.

Midstream Investments

The midstream investment segment reported $67 million of equity income for the fourth quarter of 2014, compared to $66 million in the prior year. For the year ended December 31, 2014, this segment reported equity income of $308 million. See Enable Midstream’s earnings press release issued on February 18, 2015, for detailed results of operations.

Dividend Declaration

On January 22, 2015, CenterPoint Energy’s board of directors declared a regular quarterly cash dividend of $0.2475 per share of common stock payable on March 10, 2015, to shareholders of record as of the close of business on February 13, 2015. This represents a 4.2 percent increase from the previous quarterly dividend of $0.2375 and a 19 percent increase since the formation of Enable Midstream in May 2013.

Outlook for 2015

CenterPoint Energy expects earnings on a guidance basis for 2015 Utility Operations to be in the range of $0.71 to $0.75 per diluted share. The Utility Operations guidance range considers

-more-

performance to date and certain significant variables that may impact earnings, such as weather, regulatory and judicial proceedings, throughput, commodity prices, effective tax rates, and financing activities. In providing this guidance, the company does not include other potential impacts, such as changes in accounting standards or unusual items, earnings from the change in the value of the ZENS securities and the related stocks, or the timing effects of mark-to-market accounting in the company’s energy service business.

The company expects its 2015 earnings estimate from Midstream Investments to be in the range of $0.29 to $0.35 per diluted share. In providing this guidance, the company assumes a 55.4 percent limited partner ownership interest in Enable Midstream and includes the amortization of our basis differential in Enable Midstream. The company’s guidance takes into account such factors as Enable Midstream’s most recent public outlook for 2015 dated February 18, 2015, effective tax rates, and other factors. The company does not include other potential impacts, such as the impact of any changes in accounting standards or Enable Midstream’s unusual items.

On a consolidated basis, CenterPoint Energy expects earnings on a guidance basis for 2015 to be in the range of $1.00 to $1.10 per diluted share.

CenterPoint Energy, Inc. and Subsidiaries

Reconciliation of Net Income and diluted EPS to the basis used in providing 2014 annual earnings guidance

	Quarter Ended December 31, 2014		Twelve Months Ended December 31, 2014
	Net Income (in millions)	EPS	Net Income (in millions)	EPS
Consolidated as reported	$176	$0.41	$611	$1.42
Midstream Investments	(40)	(0.09)	(190)	(0.44)

Utility Operations (1)	136	$0.32	421	$0.98

Timing effects impacting CES(2):
Mark-to-market (gain) losses	(4)	$(0.01)	(19)	$(0.04)

ZENS-related mark-to-market (gains) losses:
Marketable securities (3)	(58)	(0.14)	(106)	(0.25)
Indexed debt securities	37	0.09	56	0.13

Other:

Pension curtailment loss (4)	4	0.01	4	0.01

Utility operations earnings on an adjusted guidance basis	$115	$0.27	$356	$0.83

Per the basis used in providing 2014 earnings guidance:
Utility Operations on a guidance basis	$115	$0.27	$356	$0.83
Midstream Investments	40	0.09	190	0.44

2014 Consolidated on guidance basis	$155	$0.36	$546	$1.27

(1)	CenterPoint earnings excluding Midstream Investments
(2)	Energy Services segment
(3)	Time Warner Inc., Time Warner Cable Inc., Time Inc. and AOL Inc.
(4)	Pension curtailment loss associated with transfer of seconded employees to Enable

-more-

Filing of Form 10-K for CenterPoint Energy, Inc.

Today, CenterPoint Energy, Inc. filed with the Securities and Exchange Commission (SEC) its Annual Report on Form 10-K for the period ended December 31, 2014. A copy of that report is available on the company’s website, under the Investors section. Other filings the company makes with the SEC and other documents relating to its corporate governance can also be found on that site.

Webcast of Earnings Conference Call

CenterPoint Energy’s management will host an earnings conference call on Thursday, February 26, 2015, at 10:30 a.m. Central time or 11:30 a.m. Eastern time. Interested parties may listen to a live audio broadcast of the conference call on the company’s website under the Investors section. A replay of the call can be accessed approximately two hours after the completion of the call and will be archived on the website for at least one year.

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and energy services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. The company also owns a 55.4 percent limited partner interest in Enable Midstream Partners, a publicly traded master limited partnership it jointly controls with OGE Energy Corp., which owns, operates and develops natural gas and crude oil infrastructure assets. With more than 7,400 employees, CenterPoint Energy and its predecessor companies have been in business for more than 140 years. For more information, visit the website at www.CenterPointEnergy.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future earnings, and future financial performance and results of operations, including, but not limited to earnings guidance, and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Factors that could affect actual results include (1) state and federal legislative and regulatory actions or developments affecting various aspects of CenterPoint Energy’s businesses (including the businesses of Enable Midstream Partners (Enable Midstream)), including, among others, energy deregulation or re-regulation, pipeline integrity and safety, health care reform, financial reform, tax legislation, and actions regarding the rates charged by CenterPoint Energy’s regulated businesses; (2) state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change; (3) timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment; (4) the timing and outcome of any audits, disputes or other proceedings related to taxes; (5) problems with construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates; (6) industrial, commercial and residential growth in CenterPoint Energy’s service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns; (7) the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, and the effects of geographic and seasonal commodity price differentials, and the impact of commodity changes on producer related activities; (8) weather variations and other natural phenomena, including the impact on operations and capital from severe weather events; (9) any direct or indirect effects on CenterPoint Energy’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt its businesses or the businesses of third parties, or other catastrophic events; (10) the impact of unplanned facility outages; (11) timely and appropriate regulatory actions allowing securitization or other recovery of costs associated with any future hurricanes or natural disasters; (12) changes in interest rates or rates of inflation; (13) commercial bank and

-more-

financial market conditions, CenterPoint Energy’s access to capital, the cost of such capital, and the results of its financing and refinancing efforts, including availability of funds in the debt capital markets; (14) actions by credit rating agencies; (15) effectiveness of CenterPoint Energy’s risk management activities; (16) inability of various counterparties to meet their obligations; (17) non-payment for services due to financial distress of CenterPoint Energy’s customers; (18) the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc.), a wholly owned subsidiary of NRG Energy, Inc., and its subsidiaries to satisfy their obligations to CenterPoint Energy and its subsidiaries; (19) the ability of retail electric providers, and particularly the largest customers of the TDU, to satisfy their obligations to CenterPoint Energy and its subsidiaries; (20) the outcome of litigation brought by or against CenterPoint Energy or its subsidiaries; (21) CenterPoint Energy’s ability to control costs, invest planned capital, or execute growth projects; (22) the investment performance of pension and postretirement benefit plans; (23) potential business strategies, including restructurings, joint ventures, and acquisitions or dispositions of assets or businesses, for which no assurance can be given that they will be completed or will provide the anticipated benefits to CenterPoint Energy; (24) acquisition and merger activities involving CenterPoint Energy or its competitors; (25) future economic conditions in regional and national markets and their effects on sales, prices and costs; (26) the performance of Enable Midstream, the amount of cash distributions CenterPoint Energy receives from Enable Midstream, and the value of its interest in Enable Midstream, and factors that may have a material impact on such performance, cash distributions and value, including certain of the factors specified above and: (A) the integration of the operations of the businesses contributed to Enable Midstream; (B) the achievement of anticipated operational and commercial synergies and expected growth opportunities, and the successful implementation of Enable Midstream’s business plan; (C) competitive conditions in the midstream industry, and actions taken by Enable Midstream’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable Midstream; (D) the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions served by Enable Midstream, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream’s interstate pipelines; (E) the demand for natural gas, NGLs and transportation and storage services; (F) changes in tax status; (G) access to growth capital; and (H) the availability and prices of raw materials for current and future construction projects; and (27) other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures

In addition to presenting its financial results in accordance with generally accepted accounting principles (GAAP), CenterPoint Energy also provides guidance based on adjusted diluted earnings per share, which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance that excludes or includes amounts that are not normally excluded or included in the most directly comparable GAAP financial measure. A reconciliation of net income and diluted earnings per share to the basis used in providing 2014 guidance is provided in this news release.

Management evaluates financial performance in part based on adjusted diluted earnings per share and believes that presenting this non-GAAP financial measure enhances an investor’s understanding of CenterPoint Energy’s overall financial performance by providing them with an additional meaningful and relevant comparison of current and anticipated future results across periods by excluding items that Management does not believe most accurately reflect its fundamental business performance, which items include the items reflected in the reconciliation table of this news release. This non-GAAP financial measure should be considered as a supplement and complement to, and not as a substitute for, or superior to, the most directly comparable GAAP financial measure and may be different than non-GAAP financial measures used by other companies.

###

CenterPoint Energy, Inc. and Subsidiaries

Statements of Consolidated Income

(Millions of Dollars)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Electric Transmission & Distribution	$679	$637	$2,845	$2,570
Natural Gas Distribution	900	902	3,301	2,863
Energy Services	815	656	3,179	2,401
Interstate Pipelines	—	—	—	186
Field Services	—	—	—	196
Other Operations	4	4	15	14
Eliminations	(26)	(15)	(114)	(124)

Total	2,372	2,184	9,226	8,106

Expenses:
Natural gas	1,296	1,167	4,921	3,908
Operation and maintenance	528	495	1,969	1,847
Depreciation and amortization	229	213	1,013	954
Taxes other than income taxes	98	98	388	387

Total	2,151	1,973	8,291	7,096

Operating Income	221	211	935	1,010

Other Income (Expense) :
Gain on marketable securities	90	78	163	236
Loss on indexed debt securities	(57)	(73)	(86)	(193)
Interest and other finance charges	(92)	(82)	(353)	(351)
Interest on transition and system restoration bonds	(28)	(32)	(118)	(133)
Equity in earnings of unconsolidated affiliates	67	66	308	188
Other - net	8	7	36	24

Total	(12)	(36)	(50)	(229)

Income Before Income Taxes	209	175	885	781

Income Tax Expense	33	62	274	470

Net Income	$176	$113	$611	$311

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Selected Data From Statements of Consolidated Income

(Millions of Dollars, Except Share and Per Share Amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Basic Earnings (Loss) Per Common Share	$0.41	$0.26	$1.42	$0.73

Diluted Earnings (Loss) Per Common Share	$0.41	$0.26	$1.42	$0.72

Dividends Declared per Common Share	$0.2375	$0.2075	0.9500	$0.8300

Weighted Average Common Shares Outstanding (000):
- Basic	429,796	428,694	429,634	428,466
- Diluted	431,830	431,159	431,668	430,930
Operating Income (Loss) by Segment
Electric Transmission & Distribution:
Electric Transmission and Distribution Operations	$85	$87	$477	$474
Transition and System Restoration Bond Companies	28	32	118	133

Total Electric Transmission & Distribution	113	119	595	607
Natural Gas Distribution	103	94	287	263
Energy Services	9	1	52	13
Interstate Pipelines	—	—	—	72
Field Services	—	—	—	73
Other Operations	(4)	(3)	1	(18)

Total	$221	$211	$935	$1,010

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Results of Operations by Segment

(Millions of Dollars)

(Unaudited)

	Electric Transmission & Distribution
	Quarter Ended			Year Ended
	December 31,		% Diff	December 31,		% Diff
	2014	2013	Fav/(Unfav)	2014	2013	Fav/(Unfav)
Results of Operations:
Revenues:
Electric transmission and distribution utility	$563	$529	6%	$2,279	$2,063	10%
Transition and system restoration bond companies	116	108	7%	566	507	12%

Total	679	637	7%	2,845	2,570	11%

Expenses:
Operation and maintenance	344	305	(13%)	1,251	1,045	(20%)
Depreciation and amortization	80	81	1%	327	319	(3%)
Taxes other than income taxes	54	56	4%	224	225	—
Transition and system restoration bond companies	88	76	(16%)	448	374	(20%)

Total	566	518	(9%)	2,250	1,963	(15%)

Operating Income	$113	$119	(5%)	$595	$607	(2%)

Operating Income:
Electric transmission and distribution operations	$85	$87	(2%)	$477	$474	1%
Transition and system restoration bond companies	28	32	(13%)	118	133	(11%)

Total Segment Operating Income	$113	$119	(5%)	$595	$607	(2%)

Electric Transmission & Distribution Operating Data:
Actual MWH Delivered
Residential	5,497,638	5,748,900	(4%)	27,497,882	27,485,119	—
Total	18,710,321	18,441,058	1%	81,839,060	79,984,965	2%
Weather (average for service area):
Percentage of 10-year average:
Cooling degree days	86%	84%	2%	91%	98%	(7%)
Heating degree days	99%	141%	(42%)	123%	111%	12%
Number of metered customers - end of period:
Residential	2,033,027	1,982,699	3%	2,033,027	1,982,699	3%
Total	2,299,247	2,244,289	2%	2,299,247	2,244,289	2%

	Natural Gas Distribution
	Quarter Ended			Year Ended
	December 31,		% Diff	December 31,		% Diff
	2014	2013	Fav/(Unfav)	2014	2013	Fav/(Unfav)
Results of Operations:
Revenues	$900	$902	—	$3,301	$2,863	15%
Natural gas	529	541	2%	1,961	1,607	(22%)

Gross Margin	371	361	3%	1,340	1,256	7%

Expenses:
Operation and maintenance	176	179	2%	700	667	(5%)
Depreciation and amortization	52	47	(11%)	201	185	(9%)
Taxes other than income taxes	40	41	2%	152	141	(8%)

Total	268	267	—	1,053	993	(6%)

Operating Income (Loss)	$103	$94	10%	$287	$263	9%

Natural Gas Distribution Operating Data:
Throughput data in BCF
Residential	57	64	(11%)	197	182	8%
Commercial and Industrial	71	75	(5%)	270	265	2%

Total Throughput	128	139	(8%)	467	447	4%

Weather (average for service area)
Percentage of 10-year average:
Heating degree days	107%	119%	(12%)	120%	110%	10%
Number of customers - end of period:
Residential	3,124,542	3,090,966	1%	3,124,542	3,090,966	1%
Commercial and Industrial	249,272	247,100	1%	249,272	247,100	1%

Total	3,373,814	3,338,066	1%	3,373,814	3,338,066	1%

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Results of Operations by Segment

(Millions of Dollars)

(Unaudited)

	Energy Services
	Quarter Ended			Year Ended
	December 31,		% Diff	December 31,		% Diff
	2014	2013	Fav/(Unfav)	2014	2013	Fav/(Unfav)
Results of Operations:
Revenues	$815	$656	24%	$3,179	$2,401	32%
Natural gas	793	643	(23%)	3,073	2,336	(32%)

Gross Margin	22	13	69%	106	65	63%

Expenses:
Operation and maintenance	11	11	—	47	46	(2%)
Depreciation and amortization	1	1	—	5	5	—
Taxes other than income taxes	1	—	—	2	1	(100%)

Total	13	12	(8%)	54	52	(4%)

Operating Income	$9	$1	800%	$52	$13	300%

Energy Services Operating Data:
Throughput data in BCF	168	167	1%	631	600	5%

Number of customers - end of period	17,964	17,510	3%	17,964	17,510	3%

	Other Operations
	Quarter Ended			Year Ended
	December 31,		% Diff	December 31,		% Diff
	2014	2013	Fav/(Unfav)	2014	2013	Fav/(Unfav)
Results of Operations:
Revenues	$4	$4	—	$15	$14	7%
Expenses	8	7	(14%)	14	32	56%

Operating Income (Loss)	$(4)	$(3)	(33%)	$1	$(18)	106%

Capital Expenditures by Segment

(Millions of Dollars)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Capital Expenditures by Segment
Electric Transmission & Distribution	$245	$244	$818	$759
Natural Gas Distribution	147	117	525	430
Energy Services	1	—	3	3
Interstate Pipelines	—	—	—	29
Field Services	—	—	—	16
Other Operations	22	4	56	35

Total	$415	$365	$1,402	$1,272

Interest Expense Detail

(Millions of Dollars)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Interest Expense Detail
Amortization of Deferred Financing Cost	$6	$6	$25	$26
Capitalization of Interest Cost	(3)	(3)	(11)	(11)
Transition and System Restoration Bond Interest Expense	28	32	118	133
Other Interest Expense	89	79	339	336

Total Interest Expense	$120	$114	$471	$484

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Millions of Dollars)

(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$298	$208
Other current assets	2,970	2,450

Total current assets	3,268	2,658

Property, Plant and Equipment, net	10,502	9,593

Other Assets:
Goodwill	840	840
Regulatory assets	3,527	3,726
Investment in unconsolidated affiliates	4,521	4,518
Other non-current assets	542	535

Total other assets	9,430	9,619

Total Assets	$23,200	$21,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$53	$43
Current portion of transition and system restoration bonds long-term debt	372	354
Indexed debt	152	143
Current portion of other long-term debt	271	—
Other current liabilities	2,627	2,479

Total current liabilities	3,475	3,019

Other Liabilities:
Accumulated deferred income taxes, net	4,757	4,542
Regulatory liabilities	1,206	1,152
Other non-current liabilities	1,205	1,011

Total other liabilities	7,168	6,705

Long-term Debt:
Transition and system restoration bonds	2,674	3,046
Other	5,335	4,771

Total long-term debt	8,009	7,817

Shareholders’ Equity	4,548	4,329

Total Liabilities and Shareholders’ Equity	$23,200	$21,870

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Condensed Statements of Consolidated Cash Flows

(Millions of Dollars)

(Unaudited)

	Year Ended December 31,
	2014	2013
Cash Flows from Operating Activities:
Net income	$611	$311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,041	984
Deferred income taxes	280	356
Write-down of natural gas inventory	8	4
Changes in net regulatory assets	22	61
Changes in other assets and liabilities	(578)	(127)
Other, net	13	24

Net Cash Provided by Operating Activities	1,397	1,613
Net Cash Used in Investing Activities	(1,384)	(1,300)
Net Cash Provided by (Used in) Financing Activities	77	(751)

Net Increase (Decrease) in Cash and Cash Equivalents	90	(438)
Cash and Cash Equivalents at Beginning of Period	208	646

Cash and Cash Equivalents at End of Period	$298	$208

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.